Exhibit 5.1

Commerce Union Bancshares, Inc.

1736 Carothers Parkway, Suite 100

Brentwood, TN 37027

September 21, 2017

Ladies and Gentlemen:

We have acted as counsel to Commerce Union Bancshares, Inc., a Tennessee corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for the resale from time to time by certain shareholders of an aggregate of 1,137,000 issued and outstanding shares of the Company’s common stock, $1.00 par value per share (the “Shares”).

As counsel to the Company, we have made such legal and factual investigations as we deemed necessary for the purpose of rendering the opinion set forth herein. We have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement; (b) the Company’s Amended and Restated Charter, as amended and currently in effect; (c) the Company’s Amended and Restated Bylaws, as amended and currently in effect; (d) excerpts from minutes of the meetings of the board of directors of the Company; and (e) such other certificates, statutes, other instruments and documents and such records of the corporate proceedings of the Company and such other documents as we have deemed necessary or appropriate for purposes of the opinion set forth herein. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies. As to matters of fact, we have relied upon representations of officers of the Company.

Based on the foregoing, and subject to the qualifications, assumptions, and limitations stated herein, it is our opinion that, as of the date hereof, the Shares are validly issued, fully paid, and non-assessable.

The opinion expressed herein is limited to the laws of the State of Tennessee. We do not express any opinion with respect to the law of any other jurisdiction or to the securities or “blue sky” laws of any jurisdiction. This opinion further is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we assume no obligation to advise you after the date hereof of changes of facts or in the law (or the effect thereof on the opinion expressed herein) that come to our attention after the date of this opinion.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Very truly yours,

/s/ Butler Snow LLP